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                     May 22, 2023

       David Mutryn
       Chief Financial Officer
       Maximus, Inc.
       1600 Tysons Boulevard
       McLean, VA 22102

                                                        Re: Maximus, Inc.
                                                            Form 10-K for
Fiscal Year Ended September 30, 2022
                                                            Filed November 22,
2022
                                                            File No. 001-12997

       Dear David Mutryn:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Trade & Services